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                              STARBUCKS CORPORATION

                 EXHIBIT 12 - STATEMENT REGARDING COMPUTATION OF
                     RATIO OF EARNINGS TO FIXED CHARGES (1)
                        (In thousands, except ratio data)


                                       September 29,    October 1,      October 2,     October 3,   September 27,
                                           1996            1995            1994           1993          1992
                                       -------------    ----------      ----------     ----------   -------------
COMPUTATION OF EARNINGS:
 Earnings before income taxes            $ 68,501        $ 43,143        $ 17,754        $13,526       $ 7,152
 Interest expense                           8,739           3,765           3,807            772           612
 Amortization of debt
  expense                                     682             260             260             43           192
 Portion of rents
  representative of
  interest factor                          20,612          14,713           7,144          3,892         2,300
 Less: Capitalized interest                  (306)           (160)            (99)            --            --
                                         --------        --------        --------        -------       -------
Total earnings (as calculated)           $ 98,228        $ 61,721        $ 28,866        $18,233       $10,256
                                         ========        ========        ========        =======       =======
COMPUTATION OF FIXED CHARGES:
 Interest expense                        $  8,739        $  3,765        $  3,807        $   772       $   612
 Amortization of debt
  expense                                     682             260             260             43           192
 Portion of rents
  representative of
  interest factor                          20,612          14,713           7,144          3,892         2,300
                                         --------        --------        --------        -------       -------
Total fixed charges                      $ 30,033        $ 18,738        $ 11,211        $ 4,707       $ 3,104
                                         ========        ========        ========        =======       =======
Ratio of earnings to fixed charges           3.27x           3.29x           2.57x          3.87x         3.30x
                                         ========        ========        ========        =======       =======

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(1)   For purposes of computing the ratio of earnings to fixed charges, earnings include earnings before income taxes, amortization of debt expense, and interest expense, including that portion of rental expense attributable to interest costs. Fixed charges consist of interest expense, including that portion of rental expense attributable to interest costs, and interest capitalized during the period.